Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The undersigned hereby consents to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-159802) and Form S-8 (No. 333-146648) of Rex Energy Corporation, and in each of the related prospectuses, of information relating to our report setting forth the estimates of revenues from the oil and gas reserves of Rex Energy Corporation as of December 31, 2009, and to inclusion of our report, in the form and context in which it appears, in the Annual Report on Form 10-K of Rex Energy Corporation for the year ended December 31, 2009 to be filed with the Securities and Exchange Commission on or about March 3, 2010, including our summary report attached as Exhibit 99.1 to such Annual Report on Form 10-K.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. President and Chief Operating Officer

Houston, Texas

March 3, 2010